EX-99.B(j)(A)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Specialized Financial Services Fund, Specialized Health Sciences Fund, Specialized Technology Fund, C&B Mid Cap Value Fund, Common Stock Fund, Discovery Fund, Enterprise Fund, Mid Cap Disciplined Fund, Mid Cap Growth Fund, Opportunity Fund, Small Cap Disciplined Fund, Small Cap Growth Fund, Small Cap Opportunities Fund, Small Cap Value Fund and Small/Mid Cap Value Fund, fifteen Funds of Wells Fargo Funds Trust, dated December 21, 2005, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 1, 2006